Code of Ethics	March 2010

The following is the Code of Ethics for The Capital Group Companies Inc., which includes Capital Research and Management Company (CRMC), the investment adviser to the American Funds, and those involved in the distribution of the funds, client support and services; and Capital Group International Inc. (CGII), which includes Capital Guardian Trust Company and Capital International Inc.  The Code of Ethics applies to all Capital Group associates.

The Capital Group Companies
Code of Ethics

Introduction

Associates of The Capital Group Companies are responsible for maintaining the highest ethical standards when conducting business. In keeping with these standards, all associates must keep in mind the importance of putting the interests of clients and fund shareholders first. Moreover, associates should adhere to the spirit as well as the letter of the law, and be vigilant in guarding against anything that could color their judgment.

Over the years, the Capital Group has earned a reputation for the utmost integrity. Regardless of lesser standards that may be followed through business or community custom, associates must observe exemplary standards of openness, integrity, honesty and trust.

Accordingly, the Capital Group has adopted certain standards for the purpose of deterring wrongdoing and promoting: 1) honest and ethical conduct; 2) full, fair, accurate and timely disclosure in reports and documents; 3) compliance with applicable laws (including federal securities laws), rules and regulations; 4) prompt internal reporting of violations of the Capital Group’s Code of Ethics; and 5) accountability for adherence to the Code of Ethics.

General Guidelines

Specific policies are discussed in further detail later; however, the following are general guidelines of which all Capital Group associates should be aware.

Protecting Non-Public/Confidential Information/Insider Trading

It is a crime in the U.S. and many other countries to transact in a company’s securities while in possession of material non-public information about the company. Questions regarding received material information (typically from a company “insider”) should be directed to a member of the Legal staff.

Associates are responsible for safeguarding non-public information relating to securities recommendations and fund and client holdings (e.g., analyst research reports, investment meeting discussions/notes, and current fund/client transaction information). As such, associates should not trade based on the Capital Group’s confidential and proprietary investment information. Trading in fund shares while in possession of material, non-public information that may have an immediate impact on the value of the fund’s shares may constitute insider trading.

Other types of information (e.g., marketing plans, employment issues, shareholder identities, etc.) may also be confidential and should not be shared with individuals outside the company (except those retained to provide services for the Capital Group).

Extravagant or Excessive Gifts and Entertainment

Associates should not accept extravagant or excessive gifts or entertainment from persons or companies that conduct business with the Capital Group. Please see page 3-4 for a summary of the Gifts and Entertainment Policy.

No Special Treatment from Brokers

Associates may not accept negotiated commission rates or any other terms they believe may be more favorable than the broker-dealer grants to accounts with similar characteristics. U.S. broker-dealers are subject to certain rules designed to prevent favoritism toward such accounts. Favors or preferential treatment from stockbrokers may not be accepted. This rule applies to the associate’s spouse and any immediate family member residing in the same household.

No Excessive Trading of Capital Group-affiliated Funds

Associates should not engage in excessive trading of the American Funds or other Capital Group-managed investment vehicles worldwide in order to take advantage of short-term market movements.  Excessive activity, such as a frequent pattern of exchanges, could involve actual or potential harm to shareholders or clients. This rule applies to the associate’s spouse and any immediate family member residing in the same household.

Ban on Initial Public Offerings (IPOs)

Associates and immediate family members residing in the same household may not participate in IPOs. Exceptions are rarely granted; however, they will be considered on a case-by-case basis (e.g., where a family member is employed by the IPO company and IPO shares are considered part of that family member’s compensation).

Outside Business Interests/Affiliations

Board of Directors/Advisory Board Member
Associates are discouraged from serving on the board of directors or advisory board of any public or private company (this rule does not apply to boards of Capital companies or funds, or where board service is a direct result of your responsibilities at Capital, such as with respect to portfolio companies of private equity funds managed by Capital). With the exception of non-profit and charitable organizations and the above-mentioned boards, approval must be received prior to serving on a board.

Material Business Ownership Interest and Affiliations
Material business ownership interests may give rise to potential conflicts of interest. Associates should disclose senior officer positions or ownership of at least 5% or more of public or private companies that are or potentially may do business with Capital or the American Funds. This reporting requirement also applies to the associate’s spouse and any immediate family member(s) residing in the same household.

Other Guidelines

Associates should not knowingly misrepresent, or cause others to misrepresent, facts about the Capital Group to fund or client shareholders, regulators or any other member of the public. Disclosure in reports and documents should be fair and accurate.

Reporting Requirements

Annual Certification of the Code of Ethics

All associates are required to certify at least annually that they have read and understand the Code of Ethics. Questions or issues relating to the Code should be directed to the associate’s manager or the staff of the Personal Investing Committee (PICO).

Reporting Violations

Associates are responsible for reporting violations of the Capital Group’s Code of Ethics, including: (1) fraud or illegal acts involving any aspect of the Capital Group’s business; (2) noncompliance with applicable laws, rules and regulations; (3) intentional or material misstatements in regulatory filings, internal books and records, or client records and reports; or (4) activity that is harmful to fund or client shareholders. Deviations from controls or procedures that safeguard the company, including the assets of shareholders and clients, should also be reported. Reported violations of the Code of Ethics will be investigated and appropriate actions will be taken.

Associates may report confidentially to a manager/department head, or by accessing the Open Line. Calls and emails will be directed to the Open Line Committee.

You may also contact:

➢	The CGC Audit Committee

➢	The CIL Audit Committee

➢	Legal counsel employed at the Capital Group

Failure to adhere to the Code of Ethics may result in disciplinary action, including termination.

Conflicts of Interest

Gifts and Entertainment Policy

A conflict of interest occurs when the private interests of associates interfere or could potentially interfere with their responsibilities at work. Associates must not place themselves or the company in a position of actual or potential conflict. Associates may not accept (or give) gifts worth more than US$100, or accept (or extend) excessive business entertainment, loans, or anything else involving personal gain from (or to) those who conduct business with the company. Business entertainment exceeding US$500 in value should not be accepted (or given) unless the associate receives permission from his/her manager and the Gifts and Entertainment Committee (GECO).

Gifts or entertainment extended by a Capital Group associate and approved by the associate’s manager for reimbursement by the Capital Group do not need to be reported (or precleared). The expenses, however, are subject to the approval of the associate’s manager. When giving a gift or extending entertainment on behalf of the Capital Group, it is important to keep in mind that extravagant or excessive gifts or entertainment may create the appearance of conflict. Associates should also be aware that certain laws or rules may prohibit or limit gifts or entertainment extended to public officials – especially those responsible for investing public funds.

Reporting

The limitations on accepting (or giving) gifts apply to all associates as described above, and associates will be asked to complete quarterly disclosures. Associates must report any gift exceeding US$50 and business entertainment in which an event exceeds US$75 (although it is recommended that associates report all gifts and entertainment).

Charitable Contributions

In soliciting donations from various people in the business community, associates must never allow the Capital Group’s present or anticipated business to be a factor.

Gifts and Entertainment Committee (GECO)

The Gifts and Entertainment Committee (GECO) oversees administration of and compliance with the Policy.

Political Contributions Policy
This policy applies to all associates and their spouses.

Making Political Contributions

Contributions (financial or non-financial) made to certain political campaigns may raise potential conflicts of interest due to certain office holders’ ability to direct business to the Capital Group. Concerns may arise when contributions are made to persons currently holding, or candidates running for, a city, county or state treasurer position. As a result, associates should not make contributions to persons currently holding or running for these positions.

Associates are encouraged to seek guidance for contributions to other political offices. Some offices may have the power to influence the decision to choose a Capital Group company to manage public funds. Other offices may have the ability to influence the decision to choose the American Funds as an investment option for public funds. Some states in which Capital has offices have specific laws limiting contributions to various offices by firms (and certain employees of those firms) that manage or seek to manage public funds. Limitations include contributions for such offices as governor, controller, treasurer, superintendent of public instruction, and political committees established by state political parties.

As a general matter, contributions to candidates for U.S. President, Senate, House of Representatives and contributions to national political parties are permissible (unless the candidate currently holds an office that may raise potential conflict of interest related issues as described above).

Special Political Contribution Requirements – CollegeAmerica

Certain associates involved with "CollegeAmerica," the American Funds 529 College Savings Plan sponsored by the Commonwealth of Virginia, will receive a special reporting form. These associates are subject to additional restrictions and reporting requirements. For example, these associates generally may not contribute to Virginia political candidates or parties. These associates must also preclear any contributions to political candidates and parties in all states and municipalities and any Political Action Committee (PAC) other than to the Investment Company Institute’s PAC (IMPAC).

Soliciting Political Contributions

In soliciting political contributions from various people in the business community, associates must never allow the Capital Group’s present or anticipated business relationships to be a factor.

Other Considerations

Please keep in mind that any political contributions associates make or solicit should be viewed as personal. Therefore, associates should not use the Capital Group’s letterhead for correspondence regarding these contributions, and associates should not hold fundraising events in the Capital Group’s offices.

Political Contributions Committee

The Political Contributions Committee oversees the administration of the Policy. The Committee evaluates questions relating to potential political contributions considering, among other things: 1) the associate’s relationship with the candidate, i.e., is the relationship a personal or business one and 2) the candidate's current or potential relationship with the Capital Group.

Questions regarding the Political Contributions Policy may be directed to the staff of the Political Contributions Committee.

Insider Trading Policy

Antifraud provisions of U.S. securities laws as well as the laws of other countries generally prohibit persons in possession of material non-public information from trading on or communicating the information to others. Sanctions for violations can include civil injunctions, permanent bars from the securities industry, civil penalties up to three times the profits made or losses avoided, criminal fines and jail sentences.

While investment research analysts are most likely to come in contact with material non-public information, the rules (and sanctions) in this area apply to all Capital Group associates and extend to activities both within and outside each associate's duties. Associates who believe they have material non-public information should contact any Capital Group lawyer.

Personal Investing Policy
This policy applies only to “covered associates.”

Introduction

Certain associates may have access to confidential information that places them in a position of special trust. They are affiliated with a group of companies responsible for the management of over a trillion dollars belonging to mutual fund shareholders and other clients. Laws, ethics and the Capital Group’s policies place a responsibility on all associates to ensure that the highest standards of honesty and integrity are maintained at all times.

There are several rules that must be followed to avoid possible conflicts of interest in regards to personal investments. Keep in mind, however, that placing the interests of fund and client shareholders first is the core principle of the Capital Group’s policies and applies even if the matter is not covered by a specific provision. The following is only a summary of the Capital Group’s Personal Investing Policy.

Personal investing should be viewed as a privilege, not a right. As such, the Personal Investing Committee (PICO) may place limitations on the number of preclearances and/or transactions.

Covered Associates

 “Covered associates” are associates with access to non-public information relating to current or imminent fund/client transactions, investment recommendations or fund portfolio holdings. Covered associates include the associate’s spouse and other immediate family members (e.g., children, siblings and parents) residing in the same household. Any reference to the requirements of covered associates in this document applies to these family members.

Additional rules apply to investment professionals:

“Investment professionals” include portfolio counselors/managers, investment counselors, investment analysts and research associates, certain investment specialists, trading associates, including trading assistants, and investment control, portfolio control and fixed income control associates, including assistants.

Prohibited Transactions

The following transactions are prohibited:

➢	Initial Public Offering (IPO) investments
Exceptions are rarely granted; however, they will be considered on a case-by-case basis (e.g., where a family member is employed by the IPO company and IPO shares are considered part of that family member’s compensation).

➢	Short selling of securities subject to preclearance

➢	Spread betting/contracts for difference (CFD) on securities (allowed only on currencies, commodities, and broad-based indices)

➢	Writing puts and calls on securities subject to preclearance

Reporting Requirements

Covered associates are required to report their securities accounts, holdings and transactions. An electronic platform will be made available for initial, quarterly, and annual disclosures.

Preclearance of Securities Transactions
Certain transactions may be exempt from preclearance.

Before buying or selling securities, covered associates must check with the staff of PICO.

Preclearance requests will be handled during the hours the New York Stock Exchange (NYSE) is open, generally 6:30am to 1:00pm Pacific Standard Time.

Transactions will generally not be permitted in securities on days the funds or clients are transacting in the issuer in question. In the case of investment professionals, permission to transact will be denied if the transaction would violate the seven-day blackout or short-term profits policies (see “Additional Policies Specific to Investment Professionals” below). Preclearance requests by investment professionals are subject to special review.

Additional Policies Specific to Investment Professionals

Disclosure of Personal and Professional Holdings (Cross-Holdings)

Portfolio counselors/managers, investment analysts and certain investment specialists will be asked to disclose securities they own both personally and professionally on a quarterly basis. Analysts will also be required to disclose securities they hold personally that are within their research coverage or could be eligible for recommendation by the analyst professionally in the future in light of current research coverage areas. This disclosure will be reviewed by the staff of PICO and may also be reviewed by various Capital Group committees.

If disclosure has not already been made to PICO by including the information on a disclosure form, any associate who is in a position to recommend a security that the associate owns personally for purchase or sale in a fund or client account should first disclose such personal ownership either in writing (in a company write-up) or verbally (when discussing the company at investment meetings) prior to making a recommendation.1

In addition, portfolio counselors/managers, investment analysts and certain investment specialists are encouraged to notify investment/portfolio/fixed-income control of personal ownership of securities when placing an order (especially with respect to a first-time purchase).

Blackout Periods
Investment professionals may not buy or sell a security during a period beginning seven calendar days before and ending seven calendar days after a fund or client account transacts in that issuer. The blackout period applies only to trades in the same management company with which the associate is affiliated.

If a fund or client account transaction takes place in the seven calendar days following a precleared transaction by an investment professional, the personal transaction may be reviewed by PICO to determine the appropriate action, if any.

1 This disclosure requirement is consistent with both the CFA Institute standards as well as the ICI Advisory Group Guidelines.

Ban on Short-term Trading2

Investment professionals are generally prohibited from the purchase and sale or sale and purchase of the same (or equivalent) securities within 60 calendar days. However, if a situation arises whereby the associate is attempting to take a tax loss, an exception may be made. This restriction applies to the purchase of an option and the sale of an option, or the purchase of an option and the exercise of the option and sale of shares within 60 days.  Although the associate may be granted preclearance at the time the option is purchased, there is a risk of being denied permission to sell the option or exercise and sell the underlying security. Accordingly, transactions in options on individual securities are strongly discouraged.

Exchange Traded Funds (ETFs) and Index Funds

Investment professionals should preclear ETFs and index funds (including UCITS, SICAVs, OEICs, FCPs, Unit Trusts, Publikumsfonds, etc.) except those based on certain indices.

Penalties for Violating the Policy

Covered associates may be subject to penalties for violating the Policy including failing to preclear, report, submit statements and/or failing to submit timely initial, quarterly and annual disclosures.

Personal Investing Committee

The Personal Investing Committee (PICO) oversees the administration of the Policy. Among other duties, the Committee considers certain types of preclearance requests as well as requests for exceptions to the Policy.

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2 Applies to securities subject to preclearance.

[Logo – American Funds®]

The following is representative of the Code of Ethics in effect for each Fund:

CODE OF ETHICS

With respect to non-affiliated Board members and all other access persons to the extent that they are not covered by The Capital Group Companies, Inc. policies:

•	No Board member shall so use his or her position or knowledge gained therefrom as to create a conflict between his or her personal interest and that of the Fund.

•	No Board member shall engage in excessive trading of shares of the fund or any other affiliated fund to take advantage of short-term market movements.

•
Each non-affiliated Board member shall report to the Secretary of the Fund not later than thirty (30) days after the end of each calendar quarter any transaction in securities which such Board member has effected during the quarter which the Board member then knows to have been effected within fifteen (15) days before or after a date on which the Fund purchased or sold, or considered the purchase or sale of, the same security.

•
For purposes of this Code of Ethics, transactions involving United States Government securities as defined in the Investment Company Act of 1940, bankers’ acceptances, bank certificates of deposit, commercial paper, or shares of registered open-end investment companies are exempt from reporting as are non-volitional transactions such as dividend reinvestment programs and transactions over which the Board member exercises no control.

*                  *                    *                   *

In addition, the Fund has adopted the following standards in accordance with the requirements of Form N-CSR adopted by the Securities and Exchange Commission pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 for the purpose of deterring wrongdoing and promoting:  1) honest and ethical conduct, including handling of actual or apparent conflicts of interest between personal and professional relationships; 2) full, fair, accurate, timely and understandable disclosure in reports and documents that a fund files with or submits to the Commission and in other public communications made by the fund; 3) compliance with applicable governmental laws, rules and regulations; 4) the prompt internal reporting of violations of the Code of Ethics to an appropriate person or persons identified in the Code of Ethics; and 5) accountability for adherence to the Code of Ethics.  These provisions shall apply to the principal executive officer or chief executive officer and treasurer (“Covered Officers”) of the Fund.

1.
It is the responsibility of Covered Officers to foster, by their words and actions, a corporate culture that encourages honest and ethical conduct, including the ethical resolution of, and appropriate disclosure of conflicts of interest.  Covered Officers should work to assure a working environment that is characterized by respect for law and compliance with applicable rules and regulations.

2.
Each Covered Officer must act in an honest and ethical manner while conducting the affairs of the Fund, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.  Duties of Covered Officers include:

•	Acting with integrity;
•	Adhering to a high standard of business ethics; and
•
Not using personal influence or personal relationships to improperly influence investment decisions or financial reporting whereby the Covered Officer would benefit personally to the detriment of the Fund.

3.
Each Covered Officer should act to promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with or submits to, the Securities and Exchange Commission and in other public communications made by the Fund.

•	Covered Officers should familiarize themselves with disclosure requirements applicable to the Fund and disclosure controls and procedures in place to meet these requirements; and
•
Covered Officers must not knowingly misrepresent, or cause others to misrepresent facts about the Fund to others, including the Fund’s auditors, independent directors, governmental regulators and self-regulatory organizations.

4.
Any existing or potential violations of this Code of Ethics should be reported to The Capital Group Companies’ Personal Investing Committee. The Personal Investing Committee is authorized to investigate any such violations and report their findings to the Chairman of the Audit Committee of the Fund.  The Chairman of the Audit Committee may report violations of the Code of Ethics to the Board or other appropriate entity including the Audit Committee, if he or she believes such a reporting is appropriate.  The Personal Investing Committee may also determine the appropriate sanction for any violations of this Code of Ethics, including removal from office, provided that removal from office shall only be carried out with the approval of the Board.

5.	Application of this Code of Ethics is the responsibility of the Personal Investing Committee, which shall report periodically to the Chairman of the Audit Committee of the Fund.

6.
Material amendments to these provisions must be ratified by a majority vote of the Board.  As required by applicable rules, substantive amendments to the Code of Ethics must be filed or appropriately disclosed.

December 2005